Filed Pursuant to Rule 424(b)(2)	Registration No. 333-137100

PROSPECTUS SUPPLEMENT
TO PRELIMINARY PROSPECTUS DATED FEBRUARY 14, 2007

SPATIALIGHT, INC.

23,118,908 Shares of Common Stock

This Prospectus Supplement supersedes and replaces the Supplement dated April 27, 2007 relating to the issuance of 6,617,908 shares of Common Stock.

You should read this Prospectus Supplement and the accompanying Prospectus, as amended and into which this Prospectus Supplement is incorporated by reference, carefully before you invest. Both documents contain information you should consider when making your investment decision.

AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. SUCH RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

We have agreed to issue into Escrow on unspecified dates in the future, shares of our Common Stock, $.01 par value per share (“Common Stock”), which together with 4,002,307 shares of Common Stock being placed into Escrow by the Investors, have an aggregate value on the date of issue of $4,354,387. The shares will be issued from Escrow from time to time in the future to the following persons (the “Investors”), each of whom is an underwriter under the Securities Act of 1933, as amended:

Southridge Partners LP
Southshore Capital Fund Ltd.
Pierce Diversified Strategy Master Fund, LLC, ENA
Enable Opportunity Partners LP
Enable Growth Partners LP
Iroquois Master Fund Ltd.

The shares have been and will be sold from time to time by the Investors in market transactions on the NASDAQ Capital Market or other public market on which the Common Stock is traded pursuant to the terms of a Waiver, Rescission and Settlement Agreement dated April 24, 2007 (the “Settlement Agreement”). Proceeds from the sale of the Common Stock issued from Escrow and offered by the Investors have been and will be applied against an aggregate settlement liability of $4,354,387 under the Settlement Agreement.

The shares of our Common Stock covered by this prospectus supplement have been or may be sold by the Investors in one or more public or private transactions. We will not pay any fees or discounts to the Investors and net proceeds received by the Investors will be applied against the settlement liability. Each of the Investors may pay normal brokerage commissions in connection with any public sales.

Our Common Stock is traded on The NASDAQ Capital Market under the symbol "HDTV". On June 13, 2007, the most recent closing price for shares of our Common Stock, as reported on The NASDAQ Capital Market, was $0.14 per share. We have been advised that trading in our Common Stock will no longer occur on the NASDAQ Capital Market as of the close of business June 14, 2007, pending the results of a final appeal by the Company. As of June 15 our Common Stock will be traded on the over-the-counter markets and quoted by the Pink Sheets, LLC. The Company is working with a market maker that is expected to file a Form 211 with the NASD today to seek admission to quotation of the Common Stock on the Over-The-Counter Bulletin Board.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is June 14, 2007.